Exhibit 99.1

April 27, 2004

Contact:
J. Bradley Scovill
Senior Executive Vice President and Chief Financial Officer
Phone: 717-581-6030

FOR IMMEDIATE RELEASE

Sterling Financial Announces 15.2% Increase
in First Quarter Earnings

LANCASTER, PA — Sterling Financial Corporation (SLFI) announced earnings for the quarter ending March 31, 2004.

Results of Operations

Sterling’s net income was $7.629 million for the quarter ended March 31, 2004, an increase of $1.004 million, or 15.2% from the first quarter 2003. Diluted earnings per share totaled $0.35 for the first quarter 2004 versus $0.31 for the same period 2003, an increase of 12.9%. Return on average realized equity for the first quarter of 2004 was 14.78%, compared to 14.52% in the first quarter of 2003.

Despite a challenging interest rate environment for the financial services industry, Sterling has been able to improve net interest income, from $20.571 million for the first quarter of 2003 to $22.567 million in 2004, a 9.7% increase. The improvement is primarily the result of a shift in the composition of Sterling’s interest earning assets, away from lower yielding federal funds and securities, to higher yielding loans, particularly commercial loans and finance receivables. Sterling’s net interest margin was 4.65% for the first quarter of 2004, which matches 2003 levels.

Despite growth in loans receivable, Sterling’s provision for loan losses was $714 thousand for the quarter ended March 31, 2004, compared to $1.035 million in 2003. The decrease in the provision was the direct result of improving asset quality ratios, combined with minimal net charge-offs during the period.

Noninterest income, excluding securities gains, was $12.686 million for the quarter ended March 31, 2004, an 11.0% increase over $11.428 million earned in 2003. Mortgage banking income declined $386 thousand as mortgage loan origination volumes have declined as 2004 interest rates have increased over 2003 levels. Offsetting this decline was trust and investment management income and brokerage fees and commissions, which increased from $1.307 million for the first quarter of 2003 to $2.982 million in 2004. The acquisition of Church Capital Management LLC, a registered investment advisor, and Bainbridge Securities, Inc., a NASD registered broker dealer, in the fourth quarter of 2003 contributed to the 128% increase in trust and investment management income and brokerage fees and commissions.

During the first quarter of 2004, Sterling recognized securities gains of $517 thousand. These gains were primarily the result of two separate equity investment strategies, including sales of insurance industry positions acquired as a result of demutualization, and gains that were taken through liquidation of certain bank stocks given our belief that these stocks were fully valued. It is anticipated that the proceeds from the securities sold will be used to capitalize Sterling’s entrance into the New Castle County, Delaware market, with its separately chartered Delaware Sterling Bank.

Noninterest expenses were $24.972 million for the quarter ended March 31, 2004 compared to $21.912 million in 2003, a 14.0% increase. The increase in noninterest expenses can be attributed to the growth that Sterling has experienced, both organic and through expansion into new geographic regions, including Berks County, Pennsylvania, Carroll County, Maryland, and New Castle County, Delaware. In addition, new and enhanced financial services products are being offered to Sterling’s customers, including brokerage services and registered investment advisor consultation. As a result of new markets served and product expansion, increases were noted in virtually every noninterest expense category, including a full quarter’s worth of expenses for Church Capital Management and Bainbridge Securities in 2004, compared to no similar expenses in 2003.

Sterling’s efficiency ratio for the quarter ended March 31, 2004 was 62.1%, which was higher than the first quarter 2003 ratio of 58.8%. As a result of Sterling being an acquisitive and growing financial services company, the efficiency ratio has slipped slightly in the short term, as we have incurred expenses in trying to assimilate new affiliates into the Sterling family with little disruption to our customer base. Additionally, as our banking segment expands in to new geographic markets, the additional office locations also negatively impacts Sterling’s efficiency ratio in the short-term.

Financial Position

Total assets were $2.335 billion at March 31, 2004, an 8.0% increase over March 31, 2003’s total assets of $2.162 billion. Total assets decreased slightly from December 31, 2003’s totals of $2.344 billion.

Net loans outstanding were $1.534 billion at March 31, 2004, a 3.5% increase over the year end balance of $1.481 billion, and a 17.6% increase over March 31, 2003’s balance of $1.305 billion. Sterling continues to experience strong loan growth that has resulted from an improving local and national economy, particularly in the commercial and finance receivable portfolios. Sterling’s newer markets have also contributed to the growth in loans receivable.

Sterling has utilized several funding sources to grow its loan portfolio, including internal sources, such as retained earnings and deposit growth, maturing investment securities and reallocation of short-term investments and federal funds sold. Deposits were $1.772 billion at March 31, 2004, a $57 million increase, or 3.3% from March 31, 2003. Deposits were down slightly from year-end. Although Sterling continues to promote its existing deposit products and develop new products, management anticipates near term deposit growth may be slower than in the past several years as investors migrate back to the equity market.

Long-term debt and subordinated notes payable related to trust preferred securities were used to supplement Sterling’s internal funding sources. Long-term debt increased $42.745 million from March 31, 2003 to March 31, 2004, and subordinated notes payable increased $36.083 million. Net repayments of long-term have totaled $4.652 million since December 31, 2003.

“Coming off an outstanding year in 2003, it is encouraging to begin 2004 with such rock-solid performance,” said J. Roger Moyer, President and Chief Executive Officer of Sterling Financial Corporation. “Market conditions in the first quarter provided challenges, but Sterling continued our trend of improving on virtually every aspect of our business. The sustained performance of

Sterling reflects the dedication and commitment of our people, who focus intently on meeting the needs of our customers and our shareholders.”

Sterling Financial Corporation is a family of financial services organizations that operates 56 banking locations in south central Pennsylvania and northern Maryland, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County, and PennSterling Bank, located in Berks County, PA. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC, a specialty commercial finance company, Sterling Financial Settlement Services Company, Sterling Financial Trust Company, which manages over $1 billion in assets, Church Capital Management, a Registered Investment Advisor with assets under management of nearly $700 million and Bainbridge Securities, a NASD securities broker/dealer. In January 2004, Sterling announced its plans to acquire StoudtAdvisors, Inc., an employee benefits brokerage and consulting company.

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for Sterling’s financial service and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, and other risks and uncertainties, including those detailed in Sterling’s filings with the Securities and Exchange Commission.

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2004	2003	2003
Assets
Cash and due from banks	$52,989	$64,996	$68,305
Federal funds sold	77	19,102	43,861

Cash and cash equivalents	53,066	84,098	112,166
Interest-bearing deposits in banks	3,892	4,102	4,455
Short-term investments	3,160	11,275	903
Mortgage loans held for sale	10,687	11,520	19,280
Securities held-to-maturity	35,836	35,956	37,510
Securities available-for-sale	516,611	540,049	529,160
Loans, net of allowance for loan losses
(2004 - $15,082; 2003 - $14,656 and $13,287)	1,533,606	1,481,369	1,304,589
Premises and equipment, net	38,048	38,720	35,748
Assets held for operating lease, net	59,552	57,891	61,835
Other real estate owned	474	520	2,760
Goodwill	30,468	30,490	18,338
Intangible assets	4,855	5,083	107
Accrued interest receivable	11,039	11,236	11,702
Other assets	33,677	31,208	22,951

Total assets	$2,334,971	$2,343,517	$2,161,504

Liabilities
Deposits:
Noninterest-bearing	$227,322	$250,119	$208,939
Interest-bearing	1,544,673	1,527,908	1,506,091

Total deposits	1,771,995	1,778,027	1,715,030

Short-term borrowings	44,741	43,878	36,209
Long-term debt	191,110	195,762	148,365
Subordinated notes payable	56,702	56,702	20,619
Accrued interest payable	6,213	6,273	7,213
Other liabilities	36,724	42,864	34,369

Total liabilities	2,107,485	2,123,506	1,961,805

Stockholders’ equity
Preferred stock	—	—	—
Common stock	108,876	108,883	84,643
Capital surplus	43,925	44,615	34,780
Escrowed shares	(4,877)	(4,877)	—
Retained earnings	63,233	58,874	67,271
Accumulated other comprehensive income	17,727	13,827	13,670
Common stock in treasury, at cost	(1,398)	(1,311)	(665)

Total stockholders’ equity	227,486	220,011	199,699

Total liabilities and stockholders’ equity	$2,334,971	$2,343,517	$2,161,504

Ratios:
Book value per realized share	$9.77	$9.60	$8.81
Allowance for loan losses to total loans	0.97%	0.98%	1.01%
Allowance for loan losses to nonperforming loans	377%	315%	182%
Nonperforming loans to total loans	0.26%	0.31%	0.56%

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2004	2003
Interest and dividend income
Loans, including fees	$25,967	$23,991
Debt securities
Taxable	3,482	4,512
Tax-exempt	2,618	2,440
Dividends	138	154
Federal funds sold	24	64
Short-term investments	13	12

Total interest and dividend income	32,242	31,173

Interest expense
Deposits	6,548	8,044
Short-term borrowings	407	380
Long-term debt	1,957	1,916
Subordinated debt	763	262

Total interest expense	9,675	10,602

Net interest income	22,567	20,571
Provision for loan losses	714	1,035

Net interest income after provision for loan losses	21,853	19,536

Noninterest income
Trust and investment management income	2,154	1,139
Service charges on deposit accounts	1,474	1,374
Other service charges, commissions and fees	875	870
Brokerage fees and commissions	828	168
Mortgage banking income	409	795
Rental income on operating leases	6,235	6,420
Other operating income	711	662
Securities gains	517	4

Total noninterest income	13,203	11,432

Noninterest expenses
Salaries and employee benefits	11,040	9,148
Net occupancy	1,429	1,311
Furniture and equipment	1,722	1,533
Professional services	765	754
Depreciation on operating lease assets	5,236	5,285
Other	4,780	3,881

Total noninterest expenses	24,972	21,912

Income before income taxes	10,084	9,056
Income tax expenses	2,455	2,431

Net income	$7,629	$6,625

Per share information:
Basic earnings per share	$0.36	$0.31
Diluted earnings per share	0.35	0.31
Dividends declared	0.15	0.14
Performance ratios:
Return on average assets	1.33%	1.26%
Return on average realized equity	14.78%	14.52%
Efficiency ratio	62.1%	58.8%